Exhibit 99.1

EDITED TRANSCRIPT

FCN - Q3 2014 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: OCTOBER 30, 2014 / 01:00PM GMT

OVERVIEW:

Co. reported 3Q14 revenue of $451.2m, fully diluted EPS of $0.55 and adjusted EPS, excluding certain special charges, of $0.63. Expects 2014 revenue to be $1.755-1.770b and adjusted EPS to be $1.85-2.00.

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting, Inc. - Director IR

Steven Gunby FTI Consulting, Inc. - President & CEO

David Johnson FTI Consulting, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Kevin McVeigh Macquarie Research - Analyst

Randy Reece Avondale Partners - Analyst

Tobey Sommer SunTrust Robinson Humphrey - Analyst

Tim McHugh William Blair & Company - Analyst

Jerry Herman Stifel Nicolaus - Analyst

Paul Ginocchio Deutsche Bank - Analyst

Joseph Foresi Janney Montgomery Scott - Analyst

David Gold Sidoti & Company - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the FTI Consulting third quarter 2014 earning conference call. As a reminder today’s call is being recorded. And now for opening remarks and introductions I would like to turn the conference over to Mollie Hawkes, Director of Investor Relations at FTI Consulting. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting, Inc. - Director IR

Good morning. Welcome to the FTI Consulting conference call to discuss the Company’s third quarter 2014 results as reported this morning. Management will begin with formal remarks, after which we will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements, within the meaning of Section 27-A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934, that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance expectations, plans or intentions relating to financial performance, acquisitions, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and forward-looking information in our most recent Form 10-K and in our other filings filed with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this conference call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as adjusted EBITDA, adjusted segment EBITDA, total adjusted segment EBITDA, adjusted earnings per share and adjusted net income. For a discussion of these and other non-GAAP financial measures, as well as our reconciliation of non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the press release and accompanying financial tables that we issued this morning. Lastly, an earnings presentation in Excel and PDF version of our historical financial and operating data, which has been updated to include our third quarter 2014 results, was posted to our Investor Relations website this morning.

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer, and our recently elected Chief Financial Officer, David Johnson. At this time, I will turn the call over to our President and Chief Executive Officer, Steven Gunby.

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

Steven Gunby - FTI Consulting, Inc. - President & CEO

Thank you, Mollie. It’s nice that I’ve got a few months under my belt so I don’t feel like I’m just staring at this Polycom but I’ve met some of you. Let me join Mollie in welcoming you to the call. And I look forward to getting to Q&A where I can hear your voices as well as mine.

This quarter was obviously a good quarter. One that exceeded the forecast we had had earlier in the year, the forecast many of you had. I’m sure that leaves you with a lot of questions and an interest in the details. I am going to quickly just go through the preliminary remarks and turn this over to David to get through some of the details that may be on your mind and also get to Q&A.

But before I do that, I thought — David and Mollie and I all thought, it might be of interest if I shared a few perspectives on a little bit higher level on what some of the drivers of this quarter were, and some perspectives on those drivers. Let me frame that in terms of three different drivers. One driver, which is obviously a good driver but it ties closely to the event driven nature of our business, which is the number of large assignments we’ve had during the quarter. That’s probably the largest driver of the out-performance versus our earlier forecast.

One of the great things about this Company, one of the things you guys have noticed, I’ve noted, one of the best things, is due to the strength of the professionals we have here and our reputation, corporations and lawyers tend to come here when there’s truly a critical need and that allows us to disproportionately win some of the largest assignments. That’s not only a good thing, a great thing, it’s the cornerstone of our business. Having said that, you and I all know, we all know that being the big event business introduces some potential volatility quarter to quarter.

In some quarters you have the big events and you have the benefit of being involved in some of the major events. And those quarters tend to surprise on the upside. On the other hand, in other quarters fewer larger events and those quarters tend to underperform.

This quarter we had expected the runoff of a number of major global complex cross-border events that had benefited our results in the second quarter. In particular, we had anticipated reduced demand in technology and forensic and litigation consulting businesses. Instead, a number of the key events in those two practices continued into the third order. That’s obviously a good driver and part of our strategy going forward, as we discussed on Investor Day, is to build that reputation, to build upon that reputation and get even a higher share of those events going forward.

Of course, looking at it at a basis for forecasting, one needs to be a bit cautious. At some future date, inevitably David and I will be in front of you where we don’t have those large events. So this is a great piece of news. Obviously, we are excited about it and proud of the work we are doing on some of these large events.

We are pleased that these engagements extend into the third quarter. We would suggest that is a soft foundation on which to build future forecasts. That’s the first driver.

The second key driver of out-performance during the quarter is actually something that I’m disappointed in, which David tells me that it’s not usual that CEOs express disappointment about things that led to out-performance. In this case, both he and I agree, that part of the reason the quarter was better than expected is because we under invested relative to what we had targeted. This is not a major issue. Our third quarter results are strong but they do represent a slippage, to some extent, represent a slippage of investment spend from the third quarter to the fourth quarter in a few places.

First of all, some of the central spend that we anticipated making in the third quarter to uncover other cost opportunities and commercial opportunities to drive profit improvement in 2015 took a while to get organized. Those efforts have been organized and they are starting but the bulk of those efforts are slipping into the fourth quarter and first quarter versus third quarter and we had budgeted costs in the third quarter that have slipped.

Second, and relatedly in some of the businesses where we had hoped to invest more in business and development and in R&D, it took a little bit longer to hire the people than we had hoped. Again, this is not a major effect but it caused some underspend in the third quarter, relative to expectations.

More generally, and this I think is an important point, as some of you have noticed and as we have discussed, as part of our focus on organic growth we committed to grow our leverage. I think some of you have noticed this and our job postings. We are not committed to growing leverage every place, rather, we’ve been following a disciplined process of looking at where we have a right to win and focusing on growing leverage behind our senior professionals in those areas.

That is a key thrust going forward and we have made progress on that but in some areas we are behind on those hiring goals. We are making progress in the sense that where we identify the right candidates we had a very high conversion rate. This focus on leverage and organic growth is a pretty big change in philosophy from where we were in the past and we have found restarting our recruiting engine in a bigger way has taken us a little bit more time that we thought.

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

Now, with Holly Paul on board and a tremendous ongoing commitment from the executive committee, we are making good progress. Clearly, our headcount in a number of key places in the third quarter was below where we had hoped it would be at this point in the year. Falling short of our expectations in each of these areas of investment, obviously benefited our third quarters of earnings but falling short here is not actually a good thing.

It is something that improves your earnings but by failing to invest in something you think is actually key and beneficial for the long-term. I am not actually particularly worried about this. My experience is in any major change effort things slip and you budget a certain amount of slippage into your expectation setting.

My sense is this slower ramp in investment does not in any way compromise where I see this Company able to get to both in 2016 and beyond. I thought it was important to mention that, that was a not particularly happy contributor to the third quarter earnings. Mollie said by this point in the script, I was way too dour for a good quarter. So, let me change the tone to be a little bit more upbeat.

The last driver I want to discuss is actually a driver I am very excited about. It is a key driver of the quarter and is one that engenders ongoing confidence for me for the Company going forward. That is, embedded in this quarter, are also signs that many of the initiatives that we talked about on Investor Day are beginning to bear fruit.

There is a lot of examples I could point to. That me just pick three that give you some illustrations. I think you will remember that on economic consulting at Investor Day we talked about a number of initiatives including one around international arbitration. International arbitration is a place where we have leadership position, a right to win, where we thought there was opportunity by ongoing investment to grow that business and we committed to that investment.

Embedded into this quarter are signs that that is actually bearing fruit. That not only contributes to this quarter but gives us ongoing confidence that we can continue to invest behind that initiative and continue to grow our position there. That’s a basis for excitement.

Similarly, you can go through other segments and find similar stories, construction solutions in FLC is a similar story. Probably harder to see it in the FLC numbers because it is hidden behind some large jobs but it is also a very successful thrust that we’re rolling out globally, and the results in this quarter not only contributed to the results but yielded continued confidence in our ability to make those investments.

The last example I will cite, which I think David you will go into more detail on, is in corporate finance and restructuring. As you know, the bankruptcy markets have not turned around. Waiting for the bankruptcy markets to turn around is not a strategy for this business. We talked about Investor Day that we had real opportunities to win in key nondistressed businesses and that we had committed to investing in those.

In this quarter, a number of those initiatives, again, showed significant fruit, more significant fruit. We still have a long way to go to turn that business to where we want it to be but the progress we are making there is really exciting and congratulations to the team that has been driving that. I can go through some other examples and if you are interested, you can ask David or me during our Q&A.

This progress, this third driver, along with the fact that during this quarter we were able to launch some of the cross segment initiatives that we talked about on Investor Day, are to me a core basis for optimism going forward. We talked about Investor Day, the event-driven nature of this business means large jobs come and large jobs go.

The question is, the mission that we have taken on and that are leadership team has taken on is to build a more powerful underlying business, with more powerful sustainable underlying trends. One that confirms for our best professionals that this is the place they can come and build a career and build and sustain growth in real businesses and one that offers you, the investor, the confidence that we can over time grow this business profitably, regardless of the business conditions and the economic conditions.

For this third driver, though it’s probably the smallest absolute contributor to the financials, the growth of the financials in this quarter, is the one that has be most excited. It is something we can and we will build on in the fourth quarter and going forward. That is one way to interpret the results that’s not tied to the specific numbers segment by segment so for a little bit more detailed view of the quarter, let me turn this over to David. I am happy to answer any questions on this respective during Q&A. David?

David Johnson - FTI Consulting, Inc. - CFO

Thanks, Steve. It is a pleasure to be here. I’m going to refer to some of the slides in the presentation that we posted to the website and I think is incorporated into the webcast. I will turn first to slide 4.

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

The revenues this quarter were $451.2 million, that’s up 8.8% over last year and down slightly from $454.3 million in Q2. Fully diluted earnings per share were $0.55, compared to a loss per share of a $1.29 in the prior year quarter and $0.42 in Q2 of this year. As a reminder, last year’s third quarter included a nondeductible goodwill impairment charge for Stratcom that was $83.8 million and a special charge of $10.4 million for headcount reductions. Those were primarily in corporate finance and forensic and litigation consulting.

EPS this quarter included a special charge related to executive departures, primarily our former CFO, Roger Carlile and our Chairman North America, David Bannister. Certain payments were accelerated, other compensation obligations were reversed or forfeited so there were pluses and minuses but net net that reduced fully diluted EPS by about $0.08.

EPS last quarter, second quarter, included $0.14 of special charges primarily related to the termination of leases for the corporate plane and the West Palm Beach office. Our adjusted EPS, what excludes all of those special charges, were $0.63 this quarter, $0.55 last quarter and $0.72 in Q3 last year. Adjusted EBITDA for the quarter was $63.4 million, compared to $59.9 million in Q2 this year and $72.5 million in Q3 last year.

Turning to our segments on slide 5, in corporate finance restructuring revenues increased 6.4% to $100 million, compared to $94 million last year. Revenues were down 4% from $104 million sequentially, from Q2 this year.

The increase in revenues over prior year was driven by higher demand for North American nondistressed service offerings that Steve spoke about and growth in the European transaction advisory and tax practices. That was partially offset by continued softness in global bankruptcy and restructuring engagements.

The decrease in revenues versus second quarter this year was also driven by the same trend in bankruptcy restructuring, with particular softness in North America and Asia Pacific, and most notably, a weakness in Australia. We also saw decreased revenue and our North America real estate advisory practice in the third quarter versus 2Q this year.

Adjusted segment EBITDA was $50.5 million or 15.5% of segment revenues, compared to $19.4 million, that’s a 20.6% margin, in the prior year quarter and $19.1 million an 18.4% margin in Q2 this year. The decrease in adjusted segment EBITDA margin in 2014 quarter versus last year, came from lower realized prices on the nondistressed work, declines in bankruptcy and restructuring work, which is higher margin, and higher performance based compensation.

The decrease from second quarter of this year was also due to declines in bankruptcy restructuring work plus some slightly your lower utilization sequentially. Now absent a recovery in traditional distressed work, we do not see EBITDA margins in this segment recovering from current levels in the near-term.

In forensic and litigation consulting, or FLC, revenues increased 7.7% to $121.7 million in the quarter, compared to one to $113.1 million in the prior year quarter. Revenues were up 2.2% from $119.1 million in Q2 this year. Versus last year organic growth upped revenue 4.8%.

The largest drivers were increased demand in the North American in investigations practice and globally in construction solutions and disputes. That year-to-year growth was particularly impressive given last year’s quarter benefit from a handful of very large success fees, which contributed more than $0.06 of earnings to this segment in Q3 last year, success fees this year we are at a much more normal run rate.

Revenues were also impacted by a decline, even excluding success fees, in our health solutions practice as we continue to see challenges in the operations improvement lines of business and in health solutions, particularly, in securing large engagements. The FLC adjusted segment EBITDA was $22.3 million or 18.3% of segment revenues this quarter, compared to $25.4 million or 22.4% of segment revenues last year, and essentially flat compared to $22.3 million Q2 this year.

The decrease in the adjusted segment EBITDA margin versus last year’s third quarter was partly driven by the absence of those high-margin success fees, weaker performance in health solutions and higher performance based comp expense. Those drags year-over-year were partially offset by higher utilization in global disputes, investigations, construction solutions and data analytics practices. As Steve said, we are firing on almost all of the cylinders here.

The decrease in EBITDA margin versus second quarter this year was driven by slightly lower utilization and higher compensation expense. The comp increase was due both to higher performance based accruals in the practices where we are having a good year, and salaries for added headcount.

In economic consulting, revenues increased 6.6% to $120.5 million in the quarter, as compared to $113.1 million last year. Revenues were $117.2 million sequentially from Q2 this year. 1.1% of the revenue increase over third quarter last year came from 4X.

The rest came from higher demand for M&A related services and higher realized pricing in our international arbitration practice due to staff and engagement mix. Compared to second quarter this year, sequentially, we saw an increase in revenues from finance and M&A related engagements also but with a reduction in antitrust litigation work. We feel very well-positioned here and we are particularly pleased by a surge in first-look M&A work that we saw in the third quarter.

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

Adjusted segment EBITDA was $18.4 million econ or 15.3% of revenues, compared to $23.2 million or 20.5% of revenues in prior year quarter and $18 million, which is a 15.4% margin versus Q2 this year. The decrease in adjusted segment EBITDA margin versus last year was driven by increased compensation expense, including the contract changes we have described in prior calls. Our 3Q 2014 margin is substantially the same as to 2Q 2014 and that’s consistent with what we expect from econ practice going forward.

Turning to technology, in the third quarter, revenues increased 21.8% to $62.4 million, compared to $51.2 million in the prior year quarter and $60.7 million in Q2. The increase in revenues was primarily driven by higher demand globally for our products and services in complex large-scale global investigations. That more than offset lower services pricing.

Adjusted segment EBITDA for the quarter was $17.8 million or 28.6% of segment revenues, that compared to $15.4 million or 30% of segment revenues last year and $15.1 million in 2Q, that was a 24.9% margin in Q2. The decrease in adjusted segment EBITDA margin versus same quarter in 2013 was due to an increase in the mix of lower-margin services and investments in global data centers and operations support, business development, R&D and marketing activities. The increase in margin versus second quarter was due to an improvement in the mix of services provided.

In strategic communications revenues increased 7.5% to $46.6 million in the quarter, compared to $43.3 million in the prior year quarter. Revenues were $53.3 million in Q2 this year. Favorable 4X contributed 2.3% to revenue growth versus last year’s quarter and the remaining 5.2% came from increased project work in North America and Asia Pacific. The primary driver of the revenue decrease this year versus the second quarter was a large decline in pass-through revenues.

Adjusted segment EBITDA was $6.6 million or 14.2% of segment revenues, compared to $4 million or 9.3% prior year quarter and $5.8 million, 10.9% margin in Q2 this year. The increase in adjusted segment EBITDA margin versus the same quarter last year and over 2Q was due to mix changes towards more profitable engagements, also reduced headcount and lower expenses. The expenses reflect many of the cost initiatives we described at our Investor Day.

Turning to the balance sheet, cash and cash equivalents were $179 million at quarter-end. Net cash provided by operating activities was $97.6 million compared to $84 million in last year’s quarter. The increase primarily came from higher cash collections, which were partially offset by higher compensation and operating expense payments.

Net accounts receivable balance increased by $89 million from year-end, $71 million from the prior year quarter and decreased $14 million from second quarter this year. DSOs were 107 at end of September, that’s up five days from last year but down one day from June 30.

Turning to our outlook, as you saw in our press release, we currently expect full-year revenues to range between $1.755 billion and $1.77 billion and adjusted EPS between $1.85 and $2. It goes without saying that we were delighted to have earned $0.63 adjusted EPS this quarter but we cannot multiply that by four and creating new run rate for the Company, at least not now. As Steve mentioned before, part of our success this quarter came from delays in hiring and a slow ramp-up of other investments we believe that are critical for our future.

More of those investments will come online in the fourth quarter and we will hopefully reach the level at which they will be just a permanent part of our comparison sometime in 2015. We are in the budgeting cycle right now and we look forward to sharing guidance for 2015 with you on our next call.

The biggest investment we are making is a long-term investment in increased revenue-generating professionals to drive leverage and organic growth. There will be other specific expenses in the fourth quarter that give us foundation for our guidance. Our guidance, obviously assumes we will not repeat third quarter adjusted EPS $0.63.

For example in November we will gather all of our senior managing directors from across the globe and bring them together for a major meeting to further accelerate our work to reorient FTI towards organic sustainable growth. This is a big deal both in the benefits we hope to gain but also the cost. It is hard to precisely fix the revenue impact of taking that many producers off-line for several days but the direct cost alone could be $0.07 per share.

Those expenses, together with the normal seasonality and our business, driven by producer and client vacations in December, and the fact that FLC and technology have now had two quarters of out-sized performance driven by a few very large engagements, lead us to put some bounds on our expectations for the fourth quarter. There will be added expenses and we are planning those, we know they are coming and the impact of seasonality is also reasonably predictable. The only real wild card is the large engagements.

Nonetheless, our results this quarter actually give us increased confidence that we can achieve our 2016 EPS goals of 250-plus and make the required investments that are needed to fund sustained organic growth in 2015, 2016 and beyond. With that, operator, we will open up the call for questions.

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

QUESTION AND ANSWER

Operator

(Operator Instructions)

Our first question comes from Kevin McVeigh with Macquarie.

Kevin McVeigh - Macquarie Research - Analyst

Thanks and congratulations on a great job. Steve or whomever, I wonder — it seems like the headcount is below where you were but the revenue really exceeded expectations in a nice way. Was that a function of just high more tenured folks stepping up or just any sense on what drove the incremental revenue bead, even if the hiring wasn’t where you wanted it to be?

Steven Gunby - FTI Consulting, Inc. - President & CEO

Let me take a crack at it and David you can add if it makes sense. Kevin I think the revenue comes from, the incremental revenue comes essentially from the largest jobs there’s lots of different causes always. The bulk of it comes from largest jobs just continuing while we are getting some of the underlying growth in some of the other businesses.

For example econ if it’s slow in the first quarter, econ got back on track the way we expected it to but what happened in this is we had these large jobs in a couple of the other segments like tech and FLC and those continued into the third quarter. The truth is, you can always bootstrap to get some of the stuff done, even without the headcount.

You basically blow off vacations, you have people working 70 hour weeks. You can do that for a while but that’s not a sustainable way to grow the business. What we had — for a couple of the businesses, we were running on fumes. We have just too little headcount relative to where they’re running on a sustainable basis.

That makes your earnings in those segments look outrageously good but they are in some ways not sustainable. That’s how you can marry those two phenomenon. Does that answer your question, Kevin?

Kevin McVeigh - Macquarie Research - Analyst

It does. Then my second question and I’ll get back into the queue. Steve and David, since you’ve been here a couple of quarters now, I just sense in terms of the call a much different feel of the organization overall. How has that helped internally in terms of internal folks? On the recruiting side as well? It feels like you’re on a significant upward trajectory in an early stage and, culturally, how has that been helping?

Steven Gunby - FTI Consulting, Inc. - President & CEO

You or me?

David Johnson - FTI Consulting, Inc. - CFO

You do culture.

Steven Gunby - FTI Consulting, Inc. - President & CEO

I do culture. (laughter) Maybe next time we’ll have Holly on the call and she can do culture. I think you would have to talk with some of our folks on that. I wasn’t here a year ago and David wasn’t here a year ago.

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

What I would say is this is a great company. There are really, really good people here. A lot of people know in their heart that there have been a few years here where we haven’t lived up to the history of this Company or the potential of this Company. People are leaning forward, they are eager for us to get back on that track. I found it — there’s a lot of people to meet and so it’s a challenging thing to get out and meet everybody.

I have to tell you, when I meet people, it is motivating for me. I think the culture of this place is good and it’s going in the right direction. I hope that partially answers your question, Kevin.

Kevin McVeigh - Macquarie Research - Analyst

It does, it does. Thanks again.

Operator

Our next question comes from Randy Reece with Avondale Partners.

Randy Reece - Avondale Partners - Analyst

Good morning. I don’t know what your complaining about headcounts, Dave, it’s better than I thought you would do.

David Johnson - FTI Consulting, Inc. - CFO

Thanks, Randy. (multiple speakers) I don’t know how you’ve managed this sort of hire up with the cost involved. I would like to talk a little bit more about the stages in that process of developing a plan for stepping up your hiring intentions. Then how you manage incrementally as you go through the process, how you manage and tweak your campaign to achieve your goals.

Steven Gunby - FTI Consulting, Inc. - President & CEO

Look, that’s a detailed question and a complicated one. Let me try to see if I can begin to address it. It is particularly complicated because what we’re not doing is saying just blanket hire of one million first-year consultants in every place around the world.

The hiring needs are derived from us trying to look at each business saying where do we have a right to win and what is necessary to support growth in those businesses. Sometimes what the right type of person is a mid-level person who is frustrated at a competitor, who doesn’t feel they have a right to — that they’re being encouraged to grow there.

Sometimes it is first-years. Each of those have their own unique circumstances. If it’s first-years you typically have to go wait for recruiting cycles. You have to look for the right time of year and if you miss the recruiting cycle you have to figure out where you’re going to get those folks.

Laterals — a lot of times laterals come because of trust and they know somebody and they believe — we have a great proposition here in many of our businesses where we’re going to grow, unless people know it and they’re not going to leave the comfort of their home. If you haven’t a been reaching out as aggressively recently then you haven’t been out in the marketplace touching people.

We have a series of different initiatives by segment, by geography, that varies depending on the exact goals that we have. Orchestrating that is a challenge. A lot of that is not done through the HR organization, some is done by our professionals just reorienting the time. It is a complicated thing because often you’re doing that in your busiest businesses where people don’t have much time.

Also it’s — we’ve asked the HR organization to step up in a big way. Holly Paul if you have not met, you should meet, is a terrific add to our team. She just had three days worth of meetings with all of her HR team where they were saying, wow, how do we get this all done? It was with a sense of enthusiasm and conviction.

It’s a lot to do, Randy, and a multipart program. We’re trying to organize and drive it. Does that help?

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

Randy Reece - Avondale Partners - Analyst

Yes, just extending from that, your direct cost as a percentage of revenue has moved to 65%. That’s been on a steady uptrend for a number of years. Is there a point on the horizon we should expect that to max out and start to go the other way? And are there ways that you can influence your gross margin, so to speak, in the future to reverse that trend? It will go a long way to helping you reach your EBITDA goals.

Steven Gunby - FTI Consulting, Inc. - President & CEO

The annual — I’m not sure I have looked at the exact trajectory of that specific number. Let me make sure I underscore a point on that and this is an important point. When you look at direct cost as a percentage of revenue, often the instinct is to sort of cut staff. That’s the instinct in every professional services firm I have been at.

Yet, what you find is that doesn’t actually work because what you end up doing is you cut leverage, you cut your junior staff, and the issue usually is partner productivity. When partner productivity plummets, the revenue, the denominator in all of those calculations per partner is the problem.

What you have to do is figure out who are your best professionals? Can you support them more and get the revenue per partner up again? If you get revenue per partner up, the direct cost of the percentage of sales drops. You obviously have to disaggregate that. You cannot just hire willy-nilly because then you’re hiring more direct cost and your revenue per partner in that part stays the same and then the costs go the wrong way.

It’s that sort of disciplined thinking through each segment of our business that is what we are going through. Obviously, the way I measure it is, I don’t look at that specific ratio, I look at partner productivity. David and I are monitoring that very actively once a month with our Exco but the goal of that is to actually change those economic perspectives that you are talking about. Does that help, Randy?

Randy Reece - Avondale Partners - Analyst

Very much. Thank you very much.

Steven Gunby - FTI Consulting, Inc. - President & CEO

Thank you.

Operator

Our next question comes from Tobey Sommer with SunTrust.

Steven Gunby - FTI Consulting, Inc. - President & CEO

Hi, Tobey.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Good morning. One numbers question to start. What is the size of the large projects that you get a sense are due to end? Can you put some parameters around that?

Steven Gunby - FTI Consulting, Inc. - President & CEO

Well, no, not really. Obviously, some of our most important clients are most sensitive about those sorts of things. If you look at the delta between the run rate we were on in the second quarter and the third quarter, and then the anticipated run rate into the fourth quarter, interestingly enough the actual contribution to profit from the business the second to third quarter was almost exactly flat. The delta really was expense.

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

If you then look at the delta going into the fourth quarter, I would say a little bit more than half of that is expense of which not only do we control, we planed on spending. Then if you look at the other half of the delta downward in fourth quarter for which we are being — we think looking appropriately at the guidance I would say maybe half of that is stuff that is almost kind of wired in in terms of seasonality and things we think our underway in terms of the rhythm of how the revenue is going to bill in the pipeline.

Then I would say there’s probably a quarter that, or half, a quarter of the EPS delta and then you’ve got half non-expense part of it that you could arguably say is driven by large jobs. Yes, if for some reason none of those dropped off, could there be upside in kind of a quarter of the delta? Yes. Again, it’s difficult to exactly box off what’s the large job, what’s not a large job. A lot of these large jobs have a bunch of associated revenue with them, smaller ancillary assignments.

I think that that’s kind of the dimensions of what the possibility plus or minus is. If the accelerators stayed floored on those sorts of engagements through fourth quarter. That being said, in October we’re seeing a little bit of early indications this tree is not going to grow to heaven with regards to those large engagements. We think it is appropriate to be cautious.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you. In terms of headcount and hiring, it looks like you hired a little bit over 100 revenue-generating people both sequentially and year-over-year. You started out by saying you weren’t able to hire quite as fast. How many more people would you have added in the quarter if all of the stars had aligned?

David Johnson - FTI Consulting, Inc. - CFO

Maybe 100?

Steven Gunby - FTI Consulting, Inc. - President & CEO

Well in a perfect world, we would have transported down from the Starship Consulting 500 revenue people. But what, in practice, could possibly have happened if the had been at our back given our recruiting resources, maybe 100 more.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Okay. You talked about the increased leverage that your strategy entails. Do you have to wait for graduation in the spring or is it not contingent upon that and more focused on recent grads?

Steven Gunby - FTI Consulting, Inc. - President & CEO

The answer is, yes, the leverage is driven by both. Probably the most impactful leverage is going to be at the mid-levels in terms of its ability to get more profitable revenue per producing SMD. No, we don’t have to wait for the annual cycle but that’s a very important part of our recruiting too.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Okay. Last question for me and I will get back in the queue. How does international growth compare to the Company’s overall growth rate? What is it as a percentage of sales? Did you discuss that currency in general? Thanks.

Steven Gunby - FTI Consulting, Inc. - President & CEO

We are looking at that. The — you know, we would be happy to take that off-line. (multiple speakers) The answer is it is kind of all over the place. Global — it’s pretty good thin restructuring. We saw some particular weakness internationally, particularly in Australia, which was probably sort of not positive.

On the other hand, in Europe, we are seeing some real successes in econ and in some of the other businesses and also Stratcom too. I think it’s hard to discern a global trend. We will tally it up and we can give you the breakout for growth off-line.

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Take you very much.

Operator

Our next question comes from Tim McHugh with William Blair.

Tim McHugh - William Blair & Company - Analyst

Yes, thanks.

Steven Gunby - FTI Consulting, Inc. - President & CEO

Good morning, Tim.

Tim McHugh - William Blair & Company - Analyst

Hello, good morning. How are you guys doing?

Steven Gunby - FTI Consulting, Inc. - President & CEO

Good.

Tim McHugh - William Blair & Company - Analyst

One quick question, the continuation or the contribution from long large cases, were these new cases that come on board, meaning there’s just a normal turn in it, or is it some of the stuff from earlier year that’s had longer legs than you would’ve expected?

Steven Gunby - FTI Consulting, Inc. - President & CEO

David is just shuffling papers here. Let me take a crack at that, Tim, and then he can correct me if I get it wrong. It is mostly continuation of cases that are large cases that contributed to the second quarter results that we had anticipated might either settle or end or reduce substantially into the second half of the year that continued into the third quarter.

Tim McHugh - William Blair & Company - Analyst

Okay. Can you talk — the European tax and PAS practice was brought up. That’s an area you talked about even at the Investor Day and I think before about being an up front investment you have made on people you brought over that were on garden leave. Can we take that comment as a sign that business is ramping up? And I guess the losses are up from investment and your starting to see traction with that going in the other direction?

Steven Gunby - FTI Consulting, Inc. - President & CEO

Yes, we are making progress there, we are excited about that. We have a long way to go to turn that to its full potential. We are excited about both of those bets in Europe and they are making progress.

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

Tim McHugh - William Blair & Company - Analyst

Is it still in an investment mode or a lossmaking mode? Is it significant enough that that’s not a major drag on profits anymore?

Steven Gunby - FTI Consulting, Inc. - President & CEO

Are we to answer that? (multiple speakers)

David Johnson - FTI Consulting, Inc. - CFO

I don’t think we’re at that level of detail yet. I would not say there was a giant contribution in the quarter from that.

Tim McHugh - William Blair & Company - Analyst

Okay. And then —

David Johnson - FTI Consulting, Inc. - CFO

Tim, let me say this in a different way. The hope there is that that business turns to a profit generator, and actually that we thereby continue to invest in it, in the sense of continuing to add headcount. Because if we have the success we hope, we are going to have room to bet behind the bet, if that makes sense. What I would say is we are showing real progress in those bets at this point. Is that helpful?

Tim McHugh - William Blair & Company - Analyst

Yes, that’s helpful. You also talked about wanting to push the level of the staffing pyramid up, or out might be the right way to say it. Can you quantify for us at all where you got to maybe this quarter? Where you hope to get that to in terms of a partner FMD to a junior level consultant kind of ratio or just some other metrics so we can gauge the progress on that over time?

Steven Gunby - FTI Consulting, Inc. - President & CEO

Yes, I would think we would have to do that by segment because it’s quite different leverage ratios. You might run in Stratcom at a leverage ratio of 12 and you might run in certain disputes businesses at a ratio of three or four so it’s quite different. And the mix affects it. Corp fin as we’re now growing performance improvement, leverage ratio on our performance improvement business in corp fin, the target leverage there is quite different than the target leverage you have if you’re a Chief Restructuring Officer in a bankruptcy.

I don’t have an aggregate number, in part because we are changing the mixes of the percentages of our businesses. If we wanted to get — I don’t know if we release that level of detail or not but we could maybe get back on a little bit more general parameters around that down the road. Or David? (multiple speakers)

David Johnson - FTI Consulting, Inc. - CFO

Yes, that will be, frankly be a major part of our guidance discussion for 2015 next quarter, as Steve said, it’s a major strategic investment from us. Right now, we’re trying to figure out exactly how much of an investment we are going to make in leverage and what is the target leverage ratio for each segment, we haven’t finalized that yet. Though directionally, everybody knows that with rare exceptions, more leverage is the answer.

I think we could certainly commit to giving you a lot more tangible detail on what we expect to get to and what our plans are next quarter. Right now, it is open there. Everybody knows more is the answer. It is a question of just how much more. (multiple speakers)

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

Tim McHugh - William Blair & Company - Analyst

Okay.

David Johnson - FTI Consulting, Inc. - CFO

And the more is an important issue too. Right? Leverage isn’t leverage. Great people is a different thing than not so good people. We have to work through this to make sure we getting the people who can build the business, Tim.

Tim McHugh - William Blair & Company - Analyst

Okay. That’s helpful. You brought up guidance for next year. The standard answer is probably we’ve got to wait until you get through budgeting process. You are in a unique situation where you gave out a number in June for next year that people have in their minds.

Without, I guess, maybe being more specific, informed by the budget process, given what you have seen between June and now, how should we think about that kind of guidance you gave previously? Are there factors that make you feel more positive? Is it unchanged from what you were thinking at that time? (multiple speakers)

Steven Gunby - FTI Consulting, Inc. - President & CEO

Mollie is putting in front of me what we said then since I was not here. Look, I think they are pretty much exactly what we said. The fact — or the revenue and profit generation of this Company can be quite strong, as we saw in the second and the third quarter, obviously gives us more confidence as we start to make concrete our investment expectations. And what needs to be a permanent run rate of this Company in terms of both cost of leveraging junior and middle level professionals.

But also, frankly, consistent investment each year in what’s in the businesses, and the people and the products are going to generate the growth in the two years or three years forward. I would say those pretty much offset and leave us — we are not updating the guidance was given for 2015 today. I think our path is — we are where we are for 2014. We are unwavering in our goals for 2016. So you can kind of draw a line between them.

I think we are pretty confident that we can be on that line between them while still making the investments necessary. What we are spending a huge amount of the time right now is finalizing that investment program for 2015.

Tim McHugh - William Blair & Company - Analyst

Okay. Thank you.

Operator

Our next question comes from Jerry Herman with Stifel.

Jerry Herman - Stifel Nicolaus - Analyst

Thanks, good morning, everybody. Hello, guys. A sort of two-part question on your producers and — your results would not necessarily suggest this but given significant changes the organization has gone through, have you seen any change in regrettable attrition? Has that increased in any way?

Part two of that question is, you guys have taken a different approach in terms of higher compensating executives. Can you speak to any changes or updates with regard to the producers in compensation changes?

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

David Johnson - FTI Consulting, Inc. - CFO

Let me take those two parts on. As far as I know, and I monitor this, we have not had substantial regrettable attrition at all. I have been pleased with it. As I talked about earlier, I think there are 4,000 individuals out there. I’m sure there are 4,000 different stories. If you get to touch people, I think people are excited about creating a new FTI that starts to fulfil their aspirations.

I’m sure there will, be at different points in time, some regrettable attrition that happens in all professional services. It kills me. I really like to avoid that and so far I have seen no substantial regrettable attrition. We are excited about that. (multiple speakers)

Jerry Herman - Stifel Nicolaus - Analyst

Yes.

David Johnson - FTI Consulting, Inc. - CFO

It is actually down this year. Regrettable is a term we have in-house but the voluntary is definitely down.

Jerry Herman - Stifel Nicolaus - Analyst

Okay.

David Johnson - FTI Consulting, Inc. - CFO

Part number two of your question was — I forgot. Oh, comp. So on that one lets — (multiple speakers)

Steven Gunby - FTI Consulting, Inc. - President & CEO

Let me talk to that for a second and let me make a very sharp distinction between comp at the executive and managerial level and the comp at our SMD level. We have made substantial changes in the comp structures for my direct reports at the C-suite level. The new people we have brought in — my comp structure is quite different than it was historically and the three new people we have brought in, have been brought in with a very different comp structure. I think that’s what you are referring too.

We have had conversations at the Exco level about the comp structure for the rest of my direct reports and we are in the process of seeing if we can retool that to be more performance driven and more congruent with where were trying to take the Company. That is something that is actively be worked on by our Chief HR Officer, Holly Paul, and we are trying to make very substantial progress on that over the next months.

That is a place I think we need to move fast because we need to have the right leadership team with right mental maps aligned and pulling in the same direction and we are moving fast on that. I draw a big distinction between that and changing comp structures for the partners and a major partnership.

We have very different comp structures scattered around our organization, very different history. Some people come from one type of firm, some people come from another type of firm. You don’t change that just by unilaterally top-down. If the partnership — if the group decides that we want to change or we — we will have the right conversations to do that. But that’s a much more careful and slow process.

We can do that precipitously, people jump out the window, even if they would be benefiting because people don’t like change thrust upon them. If your direct reports don’t like a change thrust upon them, it’s a little bit tough. That’s part of what being in C-suite is. You don’t do that with your 450 SMDs or SMD equivalents. That will have discussions. There’s always been discussions. Some of our segments are much were set up to be low — not performance based comp but more focused on building teaming within the segments, some of them are very much performance based, there are lots of different philosophies about what’s the right way.

We will probably have conversations about that over time but I would say that’s a thoughtful, slow conversation as opposed to what we’re doing at the C-suite level. Does that help?

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

Jerry Herman - Stifel Nicolaus - Analyst

Yes. Another question I had was with regard to the investments that you guys have referenced to drive organic growth. Steve, I was hoping you would help us sort of frame, or quantify in some way, what those investments have been thus far since the plan was initiated? And any measure on how they have created yields, what those investments have yielded? You have given some good examples today but is there any way to put framework around that in terms of size or contribution?

Steven Gunby - FTI Consulting, Inc. - President & CEO

Do you want to take that or do you want me to take that?

David Johnson - FTI Consulting, Inc. - CFO

On contribution I think it is, frankly at this early stage, extremely difficult. I could give you the largest example so far is the senior producer SMD meeting we are having this quarter. That’s going to be a very expensive investment, extremely difficult to measure what its marginal return is.

Our assumption going in is that it will be excellent but it will play out in hundreds of different ways in terms of synergies, with regards to teams working together, product opportunities that heretofore have not been, building greater enthusiasm and understanding of some of our initiatives. If we can’t discern a measurable or at least a discernible return after we do it, we won’t do it again. I would say the majority of the investments are of that nature. They are investments in ideas, they are investments in coordination, they are investment in study.

That is the lion’s share of the direct investments this year. They are not huge. I don’t think we really have the ability to even break them out at a dollar amount though we can work on that.

I think going forward as the largest part of the investment starts turning towards leverage and changing business model with regards to how we lever producers, then, yes, we will be able to have fairly tangible measures of the return and we will be tinkering with the leverage model for each segment to maximize profit. Unless, Steve, if you have a different take on it.

Steven Gunby - FTI Consulting, Inc. - President & CEO

No, it is a wide range of investments. Some of them are very concrete and discrete, to pay for headhunters to find David and Holly, that’s pretty clear. Those are one time, except that you might have other one-time things like that when you are in a change effort, which is why we are suggesting we build in a certain amount of investment into your forecast.

Some of them are pretty squishy in terms of the benefits but where we are really excited about it, even if hard to quantify, like all-SMD meeting. There’s other stuff which is — like some of the stuff that got delayed into this quarter, are a couple of consulting pieces of work where we’re looking at indirect expenses. That is very clearly measurable.

You spend a certain amount and we are going to hopefully drive down our indirect expenses by a certain amount which will show up, hopefully, by second half of next year, not in a huge way, but in a way that makes the investment in the fourth quarter cost effective. It’s a wide range of these sorts of things. The reason we haven’t been breaking them out is because we are trying to — and then this is, David, this is important for you to hear and to contribute to, as we go forward is — I think the issue is, at least my experience is, if you are in a change effort like we are, where we are trying to take this company from one period of greatness to a next one, you are going to have ongoing investments.

The specific consulting study maybe different, specific headhunter search may be different. Instead of doing the all-SMD meeting, you do something else that invests behind your people. My experience is there is always a substantial amount of investment in order to move from one model to the next generation of success. I am pretty willing for us to have accountability for us to show results at the end of the day but we can’t be thinking of treating those investments as one time because there’s going to be another group of other so-called one-time investments behind it.

That’s why were encouraging you to think of those as a slug of ongoing investments, even though the specific studies and so forth may be different. Does that make any sense?

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

Jerry Herman - Stifel Nicolaus - Analyst

Yes, very helpful. Appreciate it.

David Johnson - FTI Consulting, Inc. - CFO

Our goal is to have the right level of ongoing investment be just a part permanent part of our run rate comparison starting in 2015. Then we won’t be speaking about investments as a discrete thing and it will be a cost of doing the business.

Jerry Herman - Stifel Nicolaus - Analyst

Thank you, thanks, guys.

Operator

Next we will hear from Paul Ginocchio with Deutsche Bank.

David Johnson - FTI Consulting, Inc. - CFO

Hello, Paul.

Paul Ginocchio - Deutsche Bank - Analyst

Hello Steve, hello David. Sorry we haven’t met yet. Just a quick question on the performance improvement. I think some of your private competitors do a lot of performance improvement because they have a lot of debtor side consultants in the restructuring process. I think it makes it easier to do performance improvement.

Can you give us a break out within your corporate restructuring vision? Credit side experts verses debtor side experts and how big currently performance improvement is maybe as a rough percentage within corp fin restructuring? Thank you.

Steven Gunby - FTI Consulting, Inc. - President & CEO

Let me give you one qualitative point and then I will let David see if he has the quantitative side. We are obviously very strong in certain creditors side, but I think people probably underestimate how much debtor side work we actually do. That’s probably worth clearing up.

We do actually a quite substantial amount of debtor side and I don’t know if we released the specific numbers but I will let David decide that. So there is that. There is also some areas where we have, I think, unique advantages versus some of our competitors because of some of the multiple businesses we are in. For example, we have a business which we call the office of the CFO where we have a group of people who sometimes do debtor — who can sometimes work in bankruptcy, who are ex-CFOs who have worked in bankruptcy.

There are companies that need to go public, private companies that need to rapidly scale-up their internal finance capability. And they all need studies, they need people who can do the study but also be on the ground and help ramp it up.

We have a group of people who can go do that. Those people, not only are in our corp fin business, but if they need to they can draw on some of the accounting experts we have in FLC. We have some of the great, deepest accounting experts in FLC that can be brought into that.

This office of the CFO business, to me, is an area where we absolutely have a right to win and we are scaling it. We’re not behind anybody in our right too win there.

I think what we’ve been trying to do is look for not just performance improvement that puts us in the face of a McKinsey or BCG or other people. It’s a place where we have, within that, the right to win and let’s scale those up rapidly. Does that make sense, Paul?

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

Paul Ginocchio - Deutsche Bank - Analyst

Yes. (multiple speakers)

David Johnson - FTI Consulting, Inc. - CFO

Nondistressed revenues are about 40% of the total segment revenue in corporate finance, and again, how you define that can vary. With regards to the headcount, I actually had this conversation with the man who runs that practice and he actually very strongly corrected me and said, look, the vast majority of our people they’re are not debtor, they are not distressed, they’re not nondistressed. They are experts who can work on any one of these types of engagements.

We might have some particular producers or originators who have strong side on the debtor or creditor space. The vast majority of the capability there can go where the work is and where the need is for the client. We don’t look at having a lot of stranded headcount in one side of it or another.

Paul Ginocchio - Deutsche Bank - Analyst

Great and, David, can you follow up on nondistressed roughly 40s. Is healthcare biggest piece of that or is performance improvement?

David Johnson - FTI Consulting, Inc. - CFO

Healthcare is captured in a different segment than corporate — than healthcare is — (multiple speakers)

Paul Ginocchio - Deutsche Bank - Analyst

Performance improvement is the biggest part of nondistressed?

David Johnson - FTI Consulting, Inc. - CFO

No, I wouldn’t say that. Again, the nondistressed is a much broader group of services as we execute in corporate finance, which also includes, for example, our TMT, Telecom Media Technology practice. You have post merger integration, you have tax and TAS, as we were talking about before.

There is a lot of stuff we do that is nondistressed. Performance improvement, I think, has a much more clearly understood delineation in health services and that competitive space than it would in our larger corp fin business where we do a lot of different kinds of nondistressed work.

Paul Ginocchio - Deutsche Bank - Analyst

Great. Thank you.

Operator

Our next question comes from Joseph Foresi with Janney Montgomery Scott.

Joseph Foresi - Janney Montgomery Scott - Analyst

I understand that the initiatives are fairly new. Any idea of what kind of measurements or what kind of measuring stick we could use to get an understanding of the progress you have made or when we will be able to get better visibility on those measurements?

Steven Gunby - FTI Consulting, Inc. - President & CEO

The way — and, Joseph, I can’t remember, were you at our Investor Day? I’m trying to remember.

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

Joseph Foresi - Janney Montgomery Scott - Analyst

Yes, you laid them out fairly clearly and you gave some goalposts but I was wondering on quarter by quarter basis when the visibility would kind of improve on something we could look at directly?

Steven Gunby - FTI Consulting, Inc. - President & CEO

Yes, I will let David think about that. Part of the issue here is, some of these are competitively sensitive. I gave these goalposts because I want you to have a guide and know where we were shooting. I think we owe it to you to tell you if we are, as a company, as a whole, radically off from those goalpost or we still believe we are on track for those.

But then it is broken down into very specific vets where we’re saying we are going to scale-up because we think we could win competitively. I’m not sure if I want to be giving week by week or even quarter by quarter the tips to our competitors at says, oh, boy, these guys are succeeding there, maybe I ought to go focus there also. I think I’m going to have to let David think about how we balance that with you.

Let me say, at the highest level, I laid that out, as you’ll remember, we gave financial goalposts which were tied to specific initiatives to every segment for 2016. We did not assume everybody would actually hit those numbers when we modeled our 250 a share. We, in fact, had gone through a probabilistic discounting of those. I would say at this point if I had to sit down and do the probabilistic discounting, probably every number would change a bit, but I’m still — some of them up, some of them down because of what you have seen in the interim three months.

I would say there is nothing that has made me less confident about where we are trying to be in 2016 and where we are on these initiatives. We’ve got a lot of work to do, is the other side of this. We’ve got a lot work, a lot of investment to do. We don’t sit here and get to where we need to in 2016. We’ve got a lot of work too do. The overall goalposts are still intact from my perspective. Did that help Joseph?

Joseph Foresi - Janney Montgomery Scott - Analyst

Yes, it does help. (multiple speakers) Can you hear me? It helps. On the events, why did they continue in this quarter? What was the surprise on that side? I know this was asked probably two or three different ways but any color you can give around the size in margin contribution from the events that had positive impact in this quarter?

Steven Gunby - FTI Consulting, Inc. - President & CEO

I tried to give some dimensioning of the potential impact, good or ill, on fourth quarter. It is again, difficult — well, it is impossible for us to go into the real detail, obviously, given these are investigations or other projects that are, obviously, sensitive. The dimensions of what — where FTI is most important and most valuable to its clients is in situations where the need for us is somewhat out of their control. How long you will need to produce, pursuant to a document, to an investigation, how wide ranging it becomes.

If it is a dispute, whether that is resolved early or late is very much out of our control. In many cases, outside of the control of our clients. Difficult to be more specific than that. Yes, I would say about one quarter of the delta between our second and third quarter run rate and the fourth quarter run rate that is in our guidance, probably you could say is in the zone of amount of exposure up or down to the pace dropping on these large engagements.

Joseph Foresi - Janney Montgomery Scott - Analyst

That is helpful. These are engagements, correct me if I’m wrong, that could start and stop at any point in time, not necessarily — there’s a tale to them and then they end, is a fair way of thinking about them?

Steven Gunby - FTI Consulting, Inc. - President & CEO

I would look at them as freight trains that unexpectedly drop off one, two, or even larger number of cars. It’s (multiple speakers)

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

David Johnson - FTI Consulting, Inc. - CFO

You have seen too many westerns.

Steven Gunby - FTI Consulting, Inc. - President & CEO

Yes, probably. (laughter) Was that helpful or was that confusing? (multiple speakers)

Joseph Foresi - Janney Montgomery Scott - Analyst

No, don’t know if I’m going to touch that analogy one way or another. I think I’ll probably just stay away from it. On — (multiple speakers) Yes, I guess just keep it on the track or I’m sure you could use a bunch of other things there.

My last one from me, any way to think about the margin pull file as we kind of brush up our models, again keeping goalposts in mind but also these events as we head into next year? I’m thinking more on a consolidated basis.

Steven Gunby - FTI Consulting, Inc. - President & CEO

I think the biggest driver of margin volatility is going to be corporate level expense. That was the big driver, one of the drivers second to third quarter. The individual segment margins, we are not looking for big changes in most of them. I think econ is at a reasonable run rate where it is and I think corp fin is not going to get to a much better run rate unless distress comes back.

I think FLC could drop a little bit as they kind of come off of their white hot pace and Tech is going to be a bit volatile as you saw second to third quarter. And Stratcom, we are very pleased. We had a previous question about how do you measure the benefit of the initiatives? They have been on a cost disciplined initiative for a while, even before Investor Day. I think you’re seeing that in the stabilization of their margins. They have been on kind of a slow steady improvement there.

I hope that is helpful. We are a sum of our parts with regards to margin, there’s not a stable corporate margin. It really does built up from the individual unit.

Joseph Foresi - Janney Montgomery Scott - Analyst

That is helpful. Thank you.

Steven Gunby - FTI Consulting, Inc. - President & CEO

Thank you.

Operator

Our next question comes from David Gold with Sidoti.

David Gold - Sidoti & Company - Analyst

Good morning.

David Johnson - FTI Consulting, Inc. - CFO

Good morning.

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

David Gold - Sidoti & Company - Analyst

I know it’s been a long call. I have two quick questions. One was, I wanted to get a better sense, when will we talk about the sort of delay in hiring and investment spending, if you could give a sense for what went wrong there. Was it just a later start? Less folks coming on board than you expected? Where did we miss there?

Steven Gunby - FTI Consulting, Inc. - President & CEO

If you just think about — I came in as a new CO, we start launching a whole set of initiatives and people put down numbers in terms where they think they can get to and then they turn to people and ask them to go higher folks. The sum of the numbers is radically different than what sum of the numbers were that people thought they were going to do. Because it’s very different than the direction people had.

Then, therefore — and by the way, if you haven’t been out recruiting for a while, it sometimes takes a little bit of time to reestablish contacts and reestablish access points and so forth. I think we just missed a little bit how long it would take to ramp some of that back up. It’s not a — I don’t think it’s a material issue with respect to where we will get to in the medium term but it was a shortfall in terms of this quarter. Does that help, David?

David Gold - Sidoti & Company - Analyst

Sure. (multiple speakers)

Steven Gunby - FTI Consulting, Inc. - President & CEO

The same issue with respect to some of the other stuff. For example, it’s a trivial case but I wanted to launch review of some of our indirect expenses in the third quarter and we had to figure out who it would report to and ultimately decided that should report to one of the new hires and new hires were getting up to speed. So it took us a little bit longer to get that thing organized.

Instead of that consulting expenditure being in the third quarter, the consulting expenditure will be fourth quarter. It’s not more romantic or more profound than that. Some of that happens when you have this number of new initiatives and a management team that’s getting itself organized around those new initiatives, some new members of the management team. My experience is, I did a lot of change efforts in my previous life, and my experience is some of that happens to all of the change efforts. You don’t know exactly which things are going to slip.

If you delude yourself into believing everything’s going to be on time, then you are going to get disappointed. On the other hand, you have to have an edge and an urgency in demand because you can’t allow everything to slip. You have to walk the line between that edge of, we got to get this stuff done, and occasionally knowing some stuff will split.

It’s not more profound than that, David. Does that help?

David Gold - Sidoti & Company - Analyst

It does. Do you think that part of it is new hires proving to be maybe more expense than anticipated or is that not a factor in the equation?

Steven Gunby - FTI Consulting, Inc. - President & CEO

I don’t think so. We have had pretty good luck in getting the people converted when we find them. And more, I will check with Holly, but I think it’s true that it is within the ballpark of what we thought we would get. More a round of accessing all of the pools you want to go too.

We all like to believe that when we put up a sign, everybody stops what they are doing and says, let me apply. You need to reach out to people. They don’t notice that — and then they have a perception you weren’t growing this business or that business. You have to change that. Once you get through that process people say, wow, that’s a great opportunity.

That process takes longer if you have not been doing it as steadily for a while. That’s what we’re encountering but not an expense issue, as far as I know. Does that help?

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

David Gold - Sidoti & Company - Analyst

Perfect. One last quick one. With the delay in the hiring and the spending, I think you said earlier, no change to 2015. I guess the natural would be to think some of this expense, the expense that weakened into 2015. Is that a fair assumption?

Steven Gunby - FTI Consulting, Inc. - President & CEO

Let me say this and then David can correct me. I’ve only talked about 2016. I have aspirational targets for 2016 and we’re not changing those aspirational targets for 2016. I see us on the path to trying to create a business that can hit those numbers in 2016 and grow beyond and have a substantial growth rate beyond. That’s what I’m trying to organize our Company around.

The quarter-to-quarter in between now and then, can be affected by a whole lot of things, slippage of spend from one quarter, a windfall of some big jobs that we didn’t expect, a shortfall of big jobs. I haven’t focused on that. In Investor Day the only thing I did was give a range in between the two numbers where we thought fortune was going to come out in 2016. If you remember Investor Day I focused really on the 2016 numbers and then we had a forecast of that time for 2014.

I don’t, personally have a view on 2015 at this point. I have not formed a view that moves us off of previous estimates. But I haven’t formed a different view either. We will then do that during budgeting process which is underway. I think of 2015 as part of the change effort that is going to get us to 2016 and beyond, is the way I think about that. Does that help, David?

David Gold - Sidoti & Company - Analyst

Perfect. It sure does. Okay. Thank you much.

Mollie Hawkes - FTI Consulting, Inc. - Director IR

Thank you.

Operator

I’d like to thank everyone for joining today’s call. The call has now concluded.

Steven Gunby - FTI Consulting, Inc. - President & CEO

Thank you all.

David Gold - Sidoti & Company - Analyst

I guess that’s the end of the call.

OCTOBER 30, 2014 / 01:00PM GMT, FCN - Q3 2014 FTI Consulting Inc Earnings Call

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